EXHIBIT 35.1

SERVICER'S CERTIFICATE OF COMPLIANCE

Crusade Management Limited

Level 4, 4-16 Montgomery Street

Kogarah, New South Wales 2217 Australia

Re: Assessment of compliance for services provided pursuant to the Servicing Agreement dated March 19, 1998, the Supplementary Terms Notice dated March 13, 2007, between, among others, St.George Bank Limited ABN 92 055 513 070 (the “Servicer”), Crusade Management Limited ABN 90 072 715 916 and Perpetual Trustees Consolidated Limited ABN 42 000 001 007 and any other Transaction Document as it relates to the Crusade Global Trust No. 1 of 2007 (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Peter Clare, am an authorised officer of the Servicer.
2.

A review of the Servicer’s activities during the period from March 15, 2007 through September 30, 2007 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 17 December 2007

/s/ Peter Clare

Peter Clare

Group Executive

St.George Bank Limited